Exhibit 99.1

Ultralife to Exit Energy Services Business

Company Provides Operating Income Guidance for Fiscal 2011

NEWARK, N.Y.--(BUSINESS WIRE)--March 10, 2011--Ultralife Corporation (NASDAQ: ULBI) announced today that it will exit and close its Energy Services business. For the past two years, cautious spending and continued delays in implementing large capital projects by customers in the lead acid standby power industry have negatively impacted results for the company’s Energy Services segment.

In the fourth quarter of 2010, the company recorded a non-cash impairment charge of $13.8 million to write-off the goodwill and intangible assets and certain fixed assets associated with its Energy Services business. Since 2008, this business has incurred significant operating losses.

In connection with exiting its Energy Services business, the company expects to incur closing costs of approximately $3.2 million of which approximately $1.2 million will be recorded in the first quarter of 2011. The cash component of the closing costs is approximately $2.2 million and is expected to be offset by cash received from accounts receivables and liquidated assets. The company expects to complete the exit by the end of the third quarter. Once completed, the Energy Services segment will be reclassified as a discontinued operation.

“Since joining Ultralife two months ago, I have been conducting reviews of each business segment and the products in our portfolio with a view toward assessing their contribution to the company’s long-term sustainable growth and quality of earnings. As part of this exercise, we have examined the growth and profitability potential of the Energy Services business, taking into consideration its sizeable operating losses over the last several years and the time and resources required to achieve hurdle rate profitability levels going forward,” said Michael D. Popielec, Ultralife’s president and chief executive officer.

“By exiting the Energy Services business, we will be able to focus our resources on profitable growth opportunities, and expand our presence in commercial markets and internationally. This includes the development of new lithium ion storage technologies for renewable energy applications as well as for the transition from lead acid to lithium ion products in the standby power industry,” said Popielec.

Updated Fiscal 2011 Guidance

Separately, management has updated its full year guidance for 2011. The updated guidance reflects management’s decision to exit the Energy Services business and, once completed, to reclassify the Energy Services segment as a discontinued operation. Management now expects to report revenue of approximately $168 million from continuing operations. Excluding SATCOM system shipments in both periods, revenue is expected to grow by 18% over 2010. Operating income is expected to be no less than $10.5 million, excluding Energy Services closing costs of approximately $3.2 million, representing an operating margin of 6.3%. This compares favorably to the 2010 operating margin of 4.4% adjusting for the $13.8 million non-cash impairment charge. Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company’s business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com